Vocus Announces Results for Third Quarter 2010
Company Announces Record Revenue and Accelerating Growth on Record Net Customer Adds, Strong
Customer Renewals and Increasing Demand for Social Media

LANHAM, MD: October 26, 2010 — Vocus, Inc. (NASDAQ: VOCS), a leading provider of on-demand software for public relations management, announced today financial results for the third quarter ended September 30, 2010.

“ I am very pleased with the results for the third quarter and the continued acceleration in our business as evidenced by our strong top-line growth and record net adds,” said Rick Rudman, President and CEO of Vocus, Inc.  “Non-GAAP revenue grew 19% for the quarter which represents our fifth consecutive quarter of accelerating growth. While we are very pleased with our financial results, perhaps more exciting is the demand we are seeing for our recently launched social media software which we believe underscores a fundamental shift in PR and marketing towards a more integrated approach focused on earned visibility and social networks. This is positioning us well for continued growth.”

Financial Highlights

Income Statement

•	Non-GAAP revenue for the third quarter of 2010 was $25.1 million, a 19% increase over the same period last year. See Other Supplemental Information for further discussion of non-GAAP measures;

•	GAAP revenue for the third quarter of 2010 was $24.7 million, a 17% increase over the same period last year;

•	Non-GAAP income from operations for the third quarter of 2010 was $3.9 million compared to $4.0 million for the same period last year. Non-GAAP net income for the third quarter of 2010 was $4.1 million, or $0.21 per diluted share, compared to $3.5 million, or $0.17 per diluted share, for the same period last year;

•	GAAP loss from operations for the third quarter of 2010 was $(957,000), compared to GAAP income from operations of $160,000 for the same period last year. GAAP net loss for the third quarter of 2010 was $(742,000), or $(0.04) per diluted share, compared to $(382,000), or $(0.02) per diluted share, for the same period last year.

Balance Sheet and Other Financial Information

•	Total deferred revenue as of September 30, 2010 was $47.6 million which does not include $475,000 of the unamortized non-GAAP acquisition related adjustment to deferred revenue;

•	Cash from operations for the nine months ended September 30, 2010 was $12.0 million;

•	Free cash flow for the nine months ended September 30, 2010 was $11.0 million. See Other Supplemental Information for further discussion of non-GAAP measures;

•	Purchased 354,487 shares of common stock during the third quarter under the stock repurchase program at an aggregate cost of $5.2 million.

Recent Business Highlights

•	Added a record 579 net new subscription customers during the quarter compared to 240 net new subscription customers added during the same period last year and ended the quarter with 7,752 total active subscription customers;

•	Signed subscription agreements with new and existing customers including City of Gatlinburg, Clif Bar & Company, Dow Corning, Envergure, Groupe Volkswagen France, Hormel Foods, Make-A-Wish Foundation of America, MrsPinkelmeyer.com, PowerScout Sports, SunTrust Banks, U-Pack Moving & MoveBuilder, U.S. Department of Energy and World Travel and Tourism Council;

•	Announced a partnership with LegalZoom to provide companies filing for incorporation using LegalZoom.com with a PRWeb news release in order to optimize search results and generate internet visibility;

•	Expanded the distribution and visibility of PRWeb in the financial community through its partnership with FinancialContent by providing PRWeb’s premium news releases to its financial network of publishers and media outlets;

•	Earned several corporate awards and distinctions including recognition by Deloitte as one of North America’s 500 fastest growing technology companies and inclusion in the Software 500, a ranking of the world’s largest software companies.

Guidance

Vocus is providing, for the first time, guidance for the fourth quarter and revising guidance for the full year 2010 based on information as of October 26, 2010:

•	For the fourth quarter of 2010, non-GAAP revenue is expected to be in the range of approximately $25.9 million to $26.1 million. For the fourth quarter of 2010, GAAP revenue is expected to be in the range of approximately $25.6 million to $25.8 million. Non-GAAP EPS is expected to be in the range of $0.17 to $0.18 assuming an estimated non-GAAP weighted average 19.8 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 0%. Stock-based compensation, amortization of intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for earn-outs are expected to be $0.22 per share. GAAP EPS is expected to be in the range of $(0.05) to $(0.04) assuming an estimated weighted average 17.8 million basic and diluted shares outstanding;

•	For the full year of 2010, non-GAAP revenue is expected to be in the range of $97.5 million to $97.7 million. For the full year of 2010, GAAP revenue is expected to be in the range of approximately $96.4 million to $96.6 million. Non-GAAP EPS is expected to be in the range of $0.69 to $0.70 assuming an estimated non-GAAP weighted average 19.8 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 5%. Stock-based compensation, amortization of intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for earn-outs are expected to be $0.90 per share. GAAP EPS is expected to be in the range of $(0.21) to $(0.20) assuming an estimated weighted average 17.9 million basic and diluted shares outstanding. Free cash flow is expected to range from $12.5 million to $13.5 million.

Conference Call Information

Vocus will discuss the financial results and business highlights of the third quarter 2010 in a conference call at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio web cast of the conference call on the Investor Relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until November 2, 2010 at 11:59 p.m. ET and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering conference number 4278790.

About Vocus, Inc.

Vocus, Inc. (NASDAQ: VOCS) is a leading provider of on-demand software for public relations management. Our web-based software suite helps organizations of all sizes to fundamentally change the way they communicate with both the media and the public, optimizing their public relations and increasing their ability to measure its impact. Our on-demand software addresses the critical functions of public relations including media relations, news distribution and news monitoring. We deliver our solutions over the Internet using a secure, scalable application and system architecture, which allows our customers to eliminate expensive up-front hardware and software costs and to quickly deploy and adopt our on-demand software. Vocus is used by more than 7,700 organizations worldwide and is available in seven languages. Vocus is based in Lanham, MD with offices in North America, Europe and Asia. For more information, please visit www.vocus.com or call (800) 345-5572.

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions.  This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, interruptions or delays in our service or our Web hosting, our business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, our ability to integrate acquisitions, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	September 30,
	2009	2010
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,817	$87,493
Short-term investments	17,851	5,683
Accounts receivable, net	18,245	13,564
Current portion of deferred income taxes	685	685
Other current assets	1,753	2,831

Total current assets	124,351	110,256
Long-term investments	1,001	––
Property, equipment and software, net	4,666	5,609
Intangible assets, net	3,980	7,811
Goodwill	17,090	26,401
Deferred income taxes, net of current portion	7,459	7,676
Other assets	693	202

Total assets	$159,240	$157,955

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,771	$9,584
Current portion of notes payable and capital lease obligations	197	183
Current portion of deferred revenue	46,789	47,076

Total current liabilities	53,757	56,843
Notes payable and capital lease obligations, net of current portion	48	227
Other liabilities	93	2,011
Deferred income taxes, net of current portion	––	946
Deferred revenue, net of current portion	961	517

Total liabilities	54,859	60,544
Commitments and contingencies
Stockholders’ equity:
Common stock	199	201
Additional paid-in capital	149,279	159,373
Treasury stock	(14,914)	(28,417)
Accumulated other comprehensive income	305	20
Accumulated deficit	(30,488)	(33,766)

Total stockholders’ equity	104,381	97,411

Total liabilities and stockholders’ equity	$159,240	$157,955

Vocus, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$21,042	$24,701	$62,532	$70,753
Cost of revenues	3,861	4,906	11,615	14,064

Gross profit	17,181	19,795	50,917	56,689
Operating expenses:
Sales and marketing	10,189	12,341	29,895	36,236
Research and development	1,150	1,561	3,445	4,216
General and administrative	5,206	6,230	15,437	17,257
Amortization of intangible assets	476	620	1,456	1,682

Total operating expenses	17,021	20,752	50,233	59,391
Income (loss) from operations	160	(957)	684	(2,702)
Other income (expense):
Interest and other income	52	52	382	130
Interest expense	(10)	(10)	(23)	(30)

Income (loss) before provision (benefit) for income taxes	202	(915)	1,043	(2,602)
Provision (benefit) for income taxes	584	(173)	2,246	676

Net loss	$(382)	$(742)	$(1,203)	$(3,278)

Net loss per share:
Basic	$(0.02)	$(0.04)	$(0.07)	$(0.18)
Diluted	$(0.02)	$(0.04)	$(0.07)	$(0.18)
Weighted average shares outstanding used in computing per share amounts:
Basic	18,092,595	17,836,960	18,021,737	17,950,905
Diluted	18,092,595	17,836,960	18,021,737	17,950,905

Vocus, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(382)	$(742)	$(1,203)	$(3,278)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	878	1,225	2,697	3,150
Excess tax benefits from equity awards	(1,941)	––	(4,449)	(727)
Other non-cash charges, net	2,051	3,417	8,224	9,367
Changes in operating assets and liabilities	2,049	(1,495)	7,600	3,536

Net cash provided by operating activities	2,655	2,405	12,869	12,048
Cash flows from investing activities:
Business acquisitions, net of cash acquired	––	––	––	(8,921)
Net change in investments	(904)	2,961	3,144	13,158
Purchases of property, equipment and software, net	(417)	(236)	(1,143)	(1,393)
Software development costs	(51)	––	(142)	(414)

Net cash provided by (used in) investing activities	(1,372)	2,725	1,859	2,430
Cash flows from financing activities:
Purchases of common stock	(10)	(5,191)	(4,131)	(13,503)
Proceeds from the exercise of stock options	76	280	1,849	386
Excess tax benefits from equity awards	1,941	––	4,449	727
Payments on notes payable and capital lease obligations	(23)	(63)	(202)	(260)

Net cash provided by (used in) financing activities	1,984	(4,974)	1,965	(12,650)
Effect of exchange rate changes on cash and cash equivalents	(39)	357	(38)	(152)

Net increase in cash and cash equivalents	3,228	513	16,655	1,676
Cash and cash equivalents, beginning of period	78,856	86,980	65,429	85,817

Cash and cash equivalents, end of period	$82,084	$87,493	$82,084	$87,493

Other Supplemental Information

We define non-GAAP income from operations as income from operations excluding stock-based compensation, amortization of acquired intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for earn-outs. We define non-GAAP net income as net income excluding stock-based compensation, amortization of acquired intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for earn-outs. Amortization of intangible assets recorded in connection with our acquisitions consists primarily of non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as a depreciable tangible asset might. Companies record stock-based compensation by applying varying valuation methodologies and subjective assumptions to different types of equity awards. Acquisition related expenses consist of costs incurred during the reporting period in connection with our acquired businesses. Adjustments to deferred revenue reflect the reductions in the fair value of the acquired company’s deferred revenue due to purchase accounting. Adjustments to contingent consideration reflect the changes in fair value as of each reporting date from the fair value of the contingent consideration recorded on the acquisition date. Management uses non-GAAP income from operations and non-GAAP net income to evaluate operating performance, to determine incentive compensation and to prepare operating budgets and determine the appropriate levels of capital investments. Management also believes the exclusion of stock-based compensation, amortization of acquired intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for earn-outs allows management and investors to make meaningful comparisons between our operating results and those of other companies, as well as providing a consistent comparison of our relative historical financial performance. However, management believes that non-GAAP income from operations and non-GAAP net income are subject to material limitations since they may not be indicative of ongoing operating results.

We define free cash flow as cash flow from operations less net capital expenditures and capitalized software development costs plus the excess tax benefits from equity awards. Management considers free cash flow to be a liquidity measure which provides useful information to management and investors regarding our ability to generate cash from operations that is available for acquisitions and other investments. Management also uses free cash flow as a measure to evaluate performance and determine incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.

Management compensates for the limitations in the use of non-GAAP financial measures by also utilizing GAAP financial measures and by providing investors with a detailed reconciliation between our GAAP and non-GAAP financial results. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in our SEC filings.

Vocus, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP revenues to non-GAAP revenues:
GAAP revenues	$21,042	24,701	$62,532	$70,753
Effect of acquisition related adjustments to deferred revenue	––	400	––	800

Non-GAAP revenues	$21,042	$25,101	$62,532	$71,553

Reconciliation of GAAP income (loss) from operations to non-GAAP income from operations:
Income (loss) from operations	$160	$(957)	$684	$(2,702)
Effect of acquisition related adjustments to deferred revenue	––	400	––	800
Stock-based compensation	3,357	3,237	9,546	9,419
Amortization of intangible assets	476	669	1,456	1,768
Fair value adjustments to contingent consideration	––	481	––	481
Acquisition related expenses	––	25	––	1,013

Non-GAAP income from operations	$3,993	$3,855	$11,686	$10,779

Reconciliation of GAAP net loss to non-GAAP net income:
Net loss	$(382)	$(742)	$(1,203)	$(3,278)
Effect of acquisition related adjustments to deferred revenue	––	400	––	800
Stock-based compensation	3,357	3,237	9,546	9,419
Amortization of intangible assets	476	669	1,456	1,768
Fair value adjustments to contingent consideration	––	481	––	481
Acquisition related expenses	––	25	––	1,013

Non-GAAP net income	$3,451	$4,070	$9,799	$10,203

Non-GAAP net income per share:
Non-GAAP diluted	$0.17	$0.21	$0.50	$0.52
Weighted average shares outstanding used in computing per share amounts:
Non-GAAP diluted	19,771,096	19,716,033	19,567,328	19,805,972
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
Diluted weighted average shares outstanding	18,092,595	17,836,960	18,021,737	17,950,905
Treasury stock effect of outstanding equity securities and effect of stock-based compensation	1,678,501	1,879,073	1,545,591	1,855,067
Non-GAAP diluted weighted average shares outstanding	19,771,096	19,716,033	19,567,328	19,805,972

Supplemental information of stock-based compensation included in:
Cost of revenues	$398	$318	$1,141	$1,248
Sales and marketing	1,025	954	2,874	2,368
Research and development	256	363	727	1,154
General and administrative	1,678	1,602	4,804	4,649

Total stock-based compensation	$3,357	$3,237	$9,546	$9,419

Reconciliation of cash flow from operations to free cash flow:
Net cash provided by operating activities	$2,655	$2,405	$12,869	$12,048
Purchases of property, equipment and software, net	(417)	(236)	(1,143)	(1,393)
Software development costs	(51)	––	(142)	(414)
Excess tax benefits from equity awards	1,941	––	4,449	727

Free cash flow	$4,128	$2,169	$16,033	$10,968